EXHIBIT  1  -  PRESS  RELEASE


FOR  IMMEDIATE  RELEASE

CONTACT:     TOM  GOYDA
             SHANDWICK
             (314) 436-6565



                           ALLIED HEALTHCARE PRODUCTS
                       NAMES GREG KOWERT CFO AND SECRETARY

ST. LOUIS, Aug. 23, 2000-Allied Healthcare Products, Inc. (NASDAQ:AHPI) today announced that is has named Gregory C. Kowert, 53, vice president-finance, chief financial officer and secretary. Kowert replaces Thomas A. Jenuleson, CFO since March 1999, who has resigned to pursue other interests.

     Kowert comes to Allied from XTRA Corporation, where he served as vice president-administration. Prior to that, Kowert was vice president and CFO of UP/Graphics, Inc., a multi-plant commercial and packaging printing company. Previously, Kowert held a number of executive positions, including CFO with Baldor Electric Company, an international manufacturer.

     Kowert earned a bachelor's degree from Washington University and a Master's of Business Administration from the University of Arkansas.

     Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.


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